UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 27, 2010
V. F. Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code 336-424-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) Departure of Director.
On April 27, 2010, in accordance with the tenure policies of VF Corporation (“VF”) set forth in its Corporate Governance Principles and By-laws, Barbara S. Feigin did not stand for reelection to the Board of Directors. VF acknowledged the outstanding service rendered by Ms. Feigin since her election as a director in 1987.
Item 5.02(e). Compensatory Arrangements of Certain Officers.
On April 26, 2010, Robert K. Shearer, Senior Vice President and Chief Financial Officer of VF, was awarded 10,000 shares of restricted stock. The restricted stock will vest on July 1, 2014, but is subject to forfeiture if Mr. Shearer leaves VF voluntarily or his employment is terminated by VF for any reason prior to the vesting date.
Item 5.07. Submission of Matters to a Vote of Security Holders.
VF held its annual meeting of shareholders on April 27, 2010. At the meeting, VF shareholders voted on the election of four directors, approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan and the ratification of the selection of PricewaterhouseCoopers as VF’s independent registered public accounting firm for fiscal 2010. The results of the election were as follows:
1.	With respect to the election of the four nominees as Directors of the Corporation, the votes were cast for the nominees as set forth opposite their names below:

Name of Director	Votes in Favor	Votes Withheld	Non Votes
Richard T. Carucci	91,233,716	1,624,696	6,457,576
Juliana L. Chugg	91,246,149	1,612,263	6,457,576
George Fellows	90,323,541	2,534,871	6,457,576
Clarence Otis, Jr.	90,867,992	1,990,421	6,457,576
2.	With respect to the proposal to amend and restate VF’s 1996 Stock Compensation Plan, as further described in VF’s Proxy Statement for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 19, 2010, the votes were cast for the proposal as set forth below:

Votes in Favor:	77,872,511
Votes Against:	14,091,911
Votes Abstaining:	893,990
Non Votes:	6,457,576

3.	With respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2010 fiscal year the votes were cast for the proposal as set forth below:

Votes in Favor:	96,328,446
Votes Against:	2,241,589
Votes Abstaining:	745,953
Non Votes:	- 0-
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION
(Registrant)

April 28, 2010	By:	/s/ Laura C. Meagher
Laura C. Meagher
Vice President – Deputy General Counsel